[GRAPHIC]
DECHERT



April 24, 2001


FFTW Funds, Inc.
200 Park Avenue
New York, New York 10166

Re: FFTW Funds, Inc. File Nos. 33-27896; 811-05796

Dear Sirs:

We hereby consent to the incorporation by reference to our opinion as an exhibit to Post-Effective Amendment No. 28 to the Registration Statement of FFTW Funds, Inc., and to all references to our firm therein. In giving such consent, however, we do not admit that we are within the category of persons whose consent is required by Section 7 of the Securities Act of 1933, as amended, and the rules and regulations thereunder.

Very truly yours,



Dechert






BOSTON

BRUSSELS

HARRISBURG

HARTFORD

LONDON

NEW YORK

NEWPORT BEACH

PARIS

PHILADELPHIA

PRINCETON

WASHINGTON



LAW OFFICES OF DECHERT PRICE & RHOADS
--------------------------------------------------------------------------------
1775 EYE ST., N.W. - WASHINGTON, DC 20006-2401 - TEL: 202.261.3300 -
FAX: 202.261.3333 - www.dechert.com